Exhibit 10.03

[Citi Letterhead]

April 5, 2010

Dr. Robert L. Joss

Re: Consulting Agreement

Dear Bob:

This letter sets forth the terms of the consulting arrangement between you and Citigroup Inc. (“Citigroup”), effective August 1, 2009 (the “Agreement”).

1.             Consulting Services.  You agree to provide consulting advice to Citigroup and its subsidiaries and affiliates (“Citi”) from time to time on projects agreed by you and me. The provision of this advice is referred to in this Agreement as the “Services,” and shall in no event include any consulting on any compensation matters whatsoever.  The Services, performed upon specific request of senior management, are distinct from the services you provide as a member of the Board of Directors of Citigroup Inc. or any committee thereof.  We expect to call upon you to perform the Services for a minimum of approximately three weeks annually.

2.             Payment for Services.  For Services you performed from August through December, 2009, you shall be paid a fee of $100,000.  Starting in 2010, you will be paid for the Services at the rate of Three Hundred and Fifty Thousand Dollars ($350,000) per year, payable quarterly in arrears.

3.             Expense Reimbursement.  Expenses incurred while performing services as a Director will be subject to reimbursement under the Director expense policy.  To the extent that your expenses incurred while performing the Services are not covered by the Director expense policy, you will be reimbursed for reasonable out-of-pocket expenses incurred in connection with performing the Services in accordance with the Citi Expense Management Policy.

4.             Term.  The Agreement shall continue in effect through December 31, 2010 (the “Term”).  Either party to the Agreement may end the Term with or without cause upon thirty (30) days’ prior written notice to the other party.  Fees for a partial year of Services shall be pro-rated on a monthly basis.  The Term may be extended upon mutual written agreement of the parties.

5.             Other Business Activities.  During the Term, it is expressly understood that you may engage in other business and professional activities that are unrelated to the Services.  However, it is agreed that you shall not engage in any activities that would compete with any of Citi’s business operations.

6.             Additional Provisions.  The attached additional provisions are incorporated by reference into this Agreement.

If these terms are acceptable to you, please sign and return one copy of this letter to me.

Citigroup Inc.

By:	/s/ Lewis B. Kaden	By:	/s/ Robert L. Joss
	Lewis B. Kaden		Dr. Robert L. Joss
Vice Chairman

Attachment

1.          Independent Contractor.  You agree to perform all Services as an independent contractor, in accordance with Citigroup’s specifications.  Nothing in this Agreement shall create any association, partnership, joint venture, or relationship of principal/agent, master/servant or employer/employee between you and Citigroup or any of its subsidiaries or affiliates.  Nothing in this agreement shall authorize you to enter into contracts on behalf of or bind Citigroup or Citi.  As an independent contractor, you will not be eligible to participate in any of Citi’s health and welfare benefit plans or other compensation programs or receive any payments other than the payments provided for herein or in your capacity as a member of the Board of Directors of Citigroup Inc. or any committee thereof.  You shall be responsible for maintaining appropriate insurance coverage, including any coverage required to be maintained by applicable law.  You shall not make, publish or distribute any marketing material using the Citi name, trademark, logos, service marks or trade names used by Citi except as agreed in connection with your provision of Services under this Agreement.

2.          Prior Restrictive Covenants.  You will abide by any pre-existing terms, conditions and restrictions contained in any applicable statute, rule, regulation or in any contractual agreement that you may have entered into with any prior employer, client or other person or entity, including (without limitation) any restrictions relating to your future dealings or relationships with the US or other foreign governments, regulators or administrative agencies, the hiring or solicitation of employees, solicitation of customers, your employment by a competitor, or maintaining the confidentiality of proprietary or classified information.  You represent that you have disclosed any and all such restrictions to us, and that, if required, you have disclosed the terms of this Agreement to the appropriate government personnel.  You represent that your entering into this Agreement with Citigroup and the performance of the Services will not be in violation of any such restrictions.  You understand the validity of this Agreement is contingent upon these representations.

3.          Taxes.  All payments for Services shall be made in full without any deductions for taxes or withholding of any kind whatsoever, in conformity with your status as an independent contractor, and you will receive an IRS Form 1099 in connection with such payments.  Any taxes or withholdings that may be due and payable as a result of the payments herein shall be solely your responsibility.  You agree to pay all taxes and withholdings for which you may be liable when such payments are due.

4.          Confidentiality.  You agree to keep confidential and not to disclose in any manner any confidential or proprietary information obtained in performance of the Services under this Agreement without the prior written consent of Citigroup.  Your agreement with respect to confidential and proprietary information shall survive termination or expiration of this Agreement.  Upon termination or expiration of this Agreement for any reason, you agree to return to the General Counsel of Citigroup all papers, records or other documents, and any electronic information that Citi has made available to you in connection with the performance of the Services, including all copies thereof.

5.          Compliance with Laws and Citigroup Policies.  In providing the Services under this Agreement, you agree to comply in all respects with all applicable laws, rules and regulations regarding your conduct and agree to comply (to the extent applicable) with Citi’s policies, including personal trading policies, those regarding the safeguarding of confidential and proprietary information, the avoidance of any conflict of interest, the prohibition against payment of or receipt of gifts or other improper consideration and the making of any investment that may compromise Citigroup’s or your obligations under this Agreement.  You further agree not to make or permit any payments to be made to any foreign government officials in violation of the Foreign Corrupt Practices Act.

6.          Modification/Assignment.  This Agreement may not be modified except by an agreement in writing signed by both or all parties.  You may not assign this Agreement in whole or in part without prior written consent of Citigroup.  Nothing in this Agreement shall prevent Citigroup from assigning this Agreement to its subsidiaries or its affiliates.

7.          Governing Law.  The laws of the State of New York shall govern this Agreement.

8.          Arbitration.  All disputes arising out of or relating in any way to the validity, interpretation, or enforcement of this Agreement shall be resolved through binding arbitration to be held in New York, New York in accordance with the then current rules of the American Arbitration Association.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Each party will bear its own attorneys’ fees and disbursements in arbitration and shall share equally the administrative costs of arbitration.  No party shall be liable for any indirect, special or consequential damages that may arise under this Agreement.  Nothing contained herein shall limit Citigroup’s right to obtain injunctive relief in a court of law.

9.          Entire Agreement.  This Agreement constitutes the entire understanding of the parties on the subjects described herein and supersedes all prior agreements or understandings of the parties regarding these subjects.

10.        Counterparts.  This Agreement may be executed in counterparts.